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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A/A
                                AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             The Enstar Group, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                Georgia                                   63-0590560
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(State of Incorporation or Organization)       (IRS Employer Identification No.)

    172 Commerce Street - 3rd Floor
          Montgomery, Alabama                                36104
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(Address of Principal Executive Offices)                   (Zip Code)

     If this form relates to the              If this form relates to the
     registration of a class of               registration of a class of
     securities pursuant to Section 12(b)     securities pursuant to Section
     of the Exchange Act and is effective     12(g) of the Exchange Act and is
     pursuant to General Instruction          effective pursuant to General
     A.(c) please check the following         Instruction  A.(d) please
     box.  [ ]                                check the following box.   [ ]


Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to              Name of Each Exchange on Which
   be so Registered                 Each Class is to be Registered
----------------------              ------------------------------
None                                Not applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                   Share Purchase Rights
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                      (Title of Class)
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Item     1. Description of Registrant's Securities to be Registered.

         Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by The Enstar Group, Inc. (the "Registrant") on May 15, 1997 (the "Original Form 8-A") relating to the rights of the Registrant's shareholders to purchase one share of common stock, $.01 par value per share (the "Common Stock"), for each share of Common Stock of the Registrant currently outstanding pursuant to the Registrant's share purchase rights plan. The share purchase rights plan is governed by the Rights Agreement, dated as of January 20, 1997, between the Registrant and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement"). The Original Form 8-A is hereby incorporated by reference herein.

         On October 20, 1998, the Registrant announced the proposed sale of 1,158,860 shares of Common Stock for $15 million to J. Christopher Flowers ("Flowers"), a director of the Registrant, in exchange for a full recourse promissory note from Flowers (collectively, the "Transaction"). The Transaction is conditioned on the approval of the terms of the proposed sale of Common Stock by the shareholders of the Registrant at a special meeting called by the Board of Directors for such purpose. If the Transaction is consummated, Flowers will own approximately 23% of the Registrant's outstanding Common Stock. The Registrant filed a Current Report on Form 8-K relating to the Transaction on October 20, 1998.

         In connection with the Transaction, the Registrant's Board of Directors approved an amendment to the Rights Agreement, the Amendment Agreement, dated as of October 20, 1998, between the Registrant and American Stock Transfer & Trust Company, as rights agent (the "Amendment Agreement"), for the sole purpose of exempting the Transaction from the terms of the Rights Agreement.

         In the Amendment Agreement, the definition of "Exempt Person" is amended to include Flowers by virtue of the consummation of the Transaction as contemplated by the Investment Agreement, dated as of October 20, 1998, between the Registrant and Flowers (the "Investment Agreement") and the purchase and sale of Common Stock or capital stock or rights acquired in accordance therewith and any transferee or pledgee of the shares of Common Stock (or such capital stock or rights) owned or acquired by Flowers, provided such transfer or pledge is made in accordance with and to the persons enumerated in the Investment Agreement. Accordingly, if the Transaction is consummated, Flowers and certain permitted transferees will not be considered acquiring persons under the terms of the Rights Agreement.

         The Amendment Agreement also amends the definition of "Stock Acquisition Date" to provide that a Stock Acquisition Date shall not be deemed to have occurred upon the execution of the Investment Agreement or the consummation of the Transaction.

         The Amendment Agreement was executed and delivered by the parties thereto prior to the execution of the Investment Agreement.

         Copies of the Rights Agreement and the Amendment Agreement are attached as exhibits and are incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item     2. Exhibits.

         1. Rights Agreement, dated as of January 20, 1997, between the Registrant and American Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant's Registration Statement on Form 10, filed with the Securities and Exchange Commission on March 27, 1997).

         2. Amendment Agreement, dated as of October 20, 1998, between the Registrant and American Stock Transfer & Trust Company, as rights agent.





                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        THE ENSTAR GROUP, INC.


                                        By: /s/ Cheryl D. Davis
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                                            Cheryl D. Davis
                                            Chief Financial Officer,
                                            Vice President of Corporate Taxes
                                            and Secretary




Dated: November 5, 1998